PRESS RELEASE – FOR IMMEDIATE RELEASE
OMEGA ANNOUNCES THIRD QUARTER 2018 FINANCIAL RESULTS
Strategic Asset Repositioning Substantially Complete;
Begins Capital Redeployment

HUNT VALLEY, MARYLAND – November 5, 2018 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the "Company" or "Omega") today announced its results of operations for the three-month period ended September 30, 2018.  The Company reported for the three-month period ended September 30, 2018 net income of $59.1 million or $0.28 per common share. The Company also reported Funds From Operations ("FFO") for the quarter of $159.4 million or $0.76 per common share, Adjusted Funds From Operations ("AFFO" or "Adjusted FFO") of $162.6 million or $0.77 per common share, and Funds Available For Distribution ("FAD") of $144.0 million.
FFO for the third quarter of 2018 includes $4.0 million of non-cash stock-based compensation expense, $1.2 million of unrealized loss on warrants and $2.0 million in recovery of provisions for uncollectible accounts (Adjusted FFO excludes those three items).  FFO, AFFO and FAD are non-GAAP financial measures.  For more information regarding these non-GAAP measures, see the "Funds From Operations" schedule.

GAAP NET INCOME

For the three-month period ended September 30, 2018, the Company reported net income of $59.1 million, or $0.28 per common share, on operating revenues of $221.9 million.  This compares to a net loss of ($137.5) million, or ($0.67) per common share, on operating revenues of $219.6 million, for the same period in 2017.
For the nine-month period ended September 30, 2018, the Company reported net income of $229.0 million, or $1.10 per common share, on operating revenues of $661.9 million.  This compares to net income of $39.8 million, or $0.19 per common share, on operating revenues of $687.2 million, for the same period in 2017.
The year-to-date increase in net income compared to the prior year was primarily due to $233.6 million of impairments on direct financing leases and real estate recorded in 2017 versus $26.7 million recorded in 2018, $22.0 million in decreased interest refinancing costs, a $7.3 million decrease in provision for uncollectible accounts and $1.8 million in increased gains on the sale of assets. The increase in net income was partially offset by a $32.3 million reduction in revenue associated with the Orianna Health Systems ("Orianna" and f/k/a ARK) portfolio, a favorable $10.4 million contractual settlement recorded in the first quarter of 2017, a $9.6 million increase in general and administrative expenses and $3.3 million in increased interest expense.

CEO COMMENTS

Taylor Pickett, Omega's Chief Executive Officer, stated, "I am happy with the continued progress we made this quarter.  We were able to successfully transition 22 of our legacy Orianna facilities to current operators with good rent coverage.  We continue to make headway with the sale and/or transition of the remaining legacy Orianna facilities and we expect this process to conclude in the next few months.  Furthermore, we remain confident that the final resolution will result in our previously stated range of $32 million to $38 million of annual rent or rent equivalents from the assets that previously constituted our Orianna portfolio."  Mr. Pickett concluded, "We have substantially completed our strategic disposition program and, during the quarter, we began the process of redeploying the capital realized from this program.  While the pipeline is currently not as robust as we would hope, we believe we will continue to find opportunities to allocate capital to quality assets run by sophisticated operators.  As such, in the coming 12 months we would envision returning to our historical growth model where acquisitions meaningfully exceed dispositions."

2018 RECENT DEVELOPMENTS AND THIRD QUARTER HIGHLIGHTS

In Q4 2018, the Company…

•	declared a $0.66 per share quarterly common stock dividend.

In Q3 2018, the Company…

•	transitioned 22 Orianna facilities for annual contractual rent of $17 million.
•	sold 7 assets for consideration of $26 million in cash and a $5 million seller note.
•	completed $131 million in new investments.
•	invested $44 million in capital renovation and construction-in-progress projects.
•	paid a $0.66 per share quarterly common stock dividend.

In Q2 2018, the Company…

•	sold 47 assets for consideration of $138 million in cash, a $25 million seller note and $53 million in buyer assumed debt.
•	completed $77 million in new investments.
•	invested $54 million in capital renovation and construction-in-progress projects.
•	paid a $0.66 per share quarterly common stock dividend.

In Q1 2018, the Company…

•	sold 14 facilities and had 3 mortgage loans repaid, totaling $98 million in net cash proceeds.
•	invested $38 million in capital renovation and construction-in-progress projects.
•	completed $30 million in new investments.
•	increased its quarterly common stock dividend rate to $0.66 per share.

THIRD QUARTER 2018 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended September 30, 2018 totaled $221.9 million, which included $17.9 million of non-cash revenue.
Operating expenses for the three-month period ended September 30, 2018 totaled $105.8 million and consisted of $70.7 million of depreciation and amortization expense, $22.9 million of impairment on real estate properties, $10.3 million of general and administrative expense, $4.0 million of stock-based compensation expense and a $2.0 million recovery of uncollectible accounts.  For more information on impairment charges, see the Asset Impairments and Dispositions section below.
Other Income and Expense – Other income and expense for the three-month period ended September 30, 2018 was a net expense of $51.2 million, primarily consisting of $47.8 million of interest expense, $2.2 million of amortized deferred financing costs and $1.2 million in unrealized loss on warrants, in Interest income and other – net.
Funds From Operations – For the three-month period ended September 30, 2018, FFO was $159.4 million, or $0.76 per common share, on 210 million weighted-average common shares outstanding, compared to a loss of ($46.8) million, or a loss of ($0.24) per common share on 207 million weighted-average common shares outstanding, for the same period in 2017.
The $159.4 million of FFO for the three-month period ended September 30, 2018 includes the impact of $4.0 million of non-cash stock-based compensation expense, $2.0 million in recovery for uncollectible accounts and $1.2 million in unrealized loss on warrants.
The ($46.8) million loss of FFO for the three-month period ended September 30, 2017 includes the impact of $194.7 million in impairment on direct financing leases, $11.9 million in provision for uncollectible accounts and $3.9 million of non-cash stock-based compensation expense.
Adjusted FFO was $162.6 million, or $0.77 per common share, for the three-month period ended September 30, 2018, compared to $163.6 million, or $0.79 per common share, for the same period in 2017.  For further information see the "Funds From Operations" schedule.

FINANCING ACTIVITIES

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the three-month period ended September 30, 2018, the Company sold 0.3 million shares of its common stock, generating $9.9 million of gross proceeds.  The following table outlines shares of the Company's common stock issued under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan in 2018:
	Equity Shelf (At-the-Market) Program for 2018
	(in thousands, except price per share)

	Q1	Q2	Q3	Year To Date
Number of shares	—	912	—	912
Average price per share	$—	$30.93	$—	$30.93
Gross proceeds	$—	$28,218	$—	$28,218

	Dividend Reinvestment and Common Stock Purchase Planfor 2018
	(in thousands, except price per share)

	Q1	Q2	Q3	Year To Date
Number of shares	189	759	309	1,257
Average price per share	$25.87	$29.22	$31.82	$29.36
Gross proceeds	$4,886	$22,164	$9,854	$36,904

2018 THIRD QUARTER PORTFOLIO ACTIVITY

$175 Million of New Investments in Q3 2018 – In Q3 2018, the Company completed approximately $131 million of new investments and $44 million in capital renovations and new construction consisting of the following:
$131 Million Loan – On September 28, 2018, the Company entered into a $131.3 million secured term loan with an unrelated third party. The loan is secured by a collateral assignment of mortgages covering seven skilled nursing facilities ("SNFs"), three independent living facilities ("ILFs"), and one assisted living facility ("ALF") located in Pennsylvania and Virginia. The loan bears an interest rate of 9.35% and matures on February 28, 2019.  On or before maturity, the Company expects to obtain fee simple title to the facilities and add the facilities to an existing operator's master lease.
$44 Million Capital Renovation Projects – In addition to the new investment outlined above, in Q3 2018, the Company invested $43.6 million under its capital renovation and construction-in-progress programs.

Orianna – During the quarter, the Company transitioned 22 of the legacy Orianna facilities to five existing Omega operators with combined annual contractual rents of $16.8 million.

On October 12, 2018 the Company sold a legacy Orianna facility to a third party operator for consideration of $4.0 million.

The sale and/or transition of the remaining 19 legacy Orianna facilities is progressing under the supervision of the Bankruptcy Court and we expect this process to conclude in the next few months. The timing of the process and our receipt of the sales proceeds is subject to the approval of the Bankruptcy Court.

ASSET IMPAIRMENTS AND DISPOSITIONS

During the third quarter of 2018, the Company sold seven assets (one previously classified as assets held for sale and one classified as a direct financing lease) for consideration consisting of $25.9 million in cash and a $5.1 million seller note, recognizing a loss of approximately $5.4 million. The Company recorded impairment charges of $22.9 million primarily related to reducing the net book values on eight facilities to their estimated fair values or expected selling prices.
As of September 30, 2018, the Company had 10 facilities classified as assets held for sale totaling $17.8 million.  The Company expects to sell these facilities over the next few quarters.
As part of its strategic asset repositioning program, in addition to the $17.8 million of assets held for sale, the Company is evaluating an additional $60+ million of potential disposition opportunities within its portfolio and may incur additional impairments or potential losses on the dispositions.

DIVIDENDS

On October 16, 2018, the Board of Directors declared a common stock dividend of $0.66 per share, to be paid November 15, 2018 to common stockholders of record as of the close of business on October 31, 2018.

2018 ADJUSTED FFO GUIDANCE AFFIRMED

The Company affirmed of its 2018 Adjusted FFO guidance range of $3.03 to $3.06 per diluted share.

Bob Stephenson, Omega's CFO commented, "Our financial performance improved sequentially in the third quarter as we transitioned some of our legacy Orianna facilities to current operators and began to redeploy capital from our strategic disposition program.  We believe resolution of the remaining legacy Orianna portfolio and further capital investment will continue to improve operating performance, enhancing our dividend coverage and returning us to our targeted leverage range, to which we remain committed."  Mr. Stephenson continued, "With a well-laddered debt profile and no near-term maturities, we believe we are well-positioned from a balance sheet perspective to weather the interest rate volatility and continue to grow our business."

The following table presents a reconciliation of Omega's guidance regarding Adjusted FFO to projected GAAP earnings.
2018 Annual Adjusted FFO Guidance Range (per diluted common share)
Full Year
Net Income	$1.48 - $1.51
Depreciation	1.35
Gain on assets sold – net	(0.05)
Real estate impairment	0.13
FFO	$2.91 - $2.94
Adjustments:
Unrealized gain on warrants	-
Purchase option buyout	0.01
Provision for uncollectible accounts	0.03
Stock-based compensation expense	0.08
Adjusted FFO	$3.03 - $3.06
Note: All per share numbers rounded to 2 decimals.

The Company's Adjusted FFO guidance for 2018 reflects the impact of capital renovation projects, $345 million of assets sold and mortgages repaid to us through Q3 2018, the sale of $18 million of assets held for sale, approximately $60+ million of potential divestitures and the redeployment of capital from asset sales.  It assumes the Company will not be recording revenue related to its Orianna restructure/sale portfolio in the fourth quarter of 2018.  The Company expects to record approximately $4.2 million in revenue in Q4 related to the Orianna transition portfolio (in Q3 2018, Omega transitioned 22 facilities subject to direct financing leases with a net carrying value of approximately $184.5 million from Orianna to other operators with annual contractual rent of approximately $16.8 million).  It also excludes the impact of gains and losses from the sale of assets, certain revenue and expense items, interest refinancing expense, capital transactions, acquisition costs, and additional provisions for uncollectible accounts, if any.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.
The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company's control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in stock-based compensation expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL
The Company will be conducting a conference call on Monday, November 5, 2018 at 10 a.m. Eastern to review the Company's 2018 third quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the "Omega Healthcare's Third Quarter 2018 Earnings Call."
To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the "earnings call" icon on the Company's home page.  Webcast replays of the call will be available on the Company's website for two weeks following the call.
*   *   *   *   *   *
Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure.  The assets span all regions within the US, as well as in the UK.

FOR FURTHER INFORMATION, CONTACT
Matthew Gourmand, SVP, Investor Relations
or
Bob Stephenson, CFO at (410) 427-1700
________________________
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega's or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations. Omega does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.
Omega's actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega's operators; (iv) the ability of any of Omega's operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega's mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations, and other costs and uncertainties associated with operator bankruptcies; (v) the availability and cost of capital; (vi) changes in Omega's credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega's ability to maintain its status as a REIT; (ix) Omega's ability to sell assets held for sale or complete potential asset sales on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (x) Omega's ability to re-lease, otherwise transition or sell underperforming assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) the potential impact of changes in the SNF and assisted living facility ("ALF") market or local real estate conditions on the Company's ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xiii) changes in interest rates; (xiv) changes in tax laws and regulations affecting REITs; and (xv) other factors identified in Omega's filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$7,700,636	$7,655,960
Less accumulated depreciation	(1,515,846)	(1,376,828)
Real estate investments – net	6,184,790	6,279,132
Investments in direct financing leases – net	163,467	364,965
Mortgage notes receivable – net	708,178	671,232
	7,056,435	7,315,329
Other investments – net	511,668	276,342
Investment in unconsolidated joint venture	32,159	36,516
Assets held for sale – net	17,826	86,699
Total investments	7,618,088	7,714,886

Cash and cash equivalents	9,768	85,937
Restricted cash	1,371	10,871
Accounts receivable – net	336,825	279,334
Goodwill	644,201	644,690
Other assets	31,711	37,587
Total assets	$8,641,964	$8,773,305

LIABILITIES AND EQUITY
Revolving line of credit	$360,000	$290,000
Term loans – net	900,847	904,670
Secured borrowings – net	—	53,098
Senior notes and other unsecured borrowings – net	3,327,393	3,324,390
Accrued expenses and other liabilities	253,560	295,142
Deferred income taxes	14,198	17,747
Total liabilities	4,855,998	4,885,047

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 200,693 shares as of September 30, 2018 and 198,309 as of December 31, 2017	20,069	19,831
Common stock – additional paid-in capital	5,012,544	4,936,302
Cumulative net earnings	2,068,295	1,839,356
Cumulative dividends paid	(3,606,181)	(3,210,248)
Accumulated other comprehensive loss	(32,382)	(30,150)
Total stockholders' equity	3,462,345	3,555,091
Noncontrolling interest	323,621	333,167
Total equity	3,785,966	3,888,258
Total liabilities and equity	$8,641,964	$8,773,305

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue
Rental income	$192,276	$194,063	$579,075	$580,597
Income from direct financing leases	264	614	1,374	31,722
Mortgage interest income	18,396	16,920	51,809	49,173
Other investment income	10,259	7,245	27,883	21,437
Miscellaneous income	657	796	1,791	4,250
Total operating revenues	221,852	219,638	661,932	687,179

Expenses
Depreciation and amortization	70,711	71,925	210,681	212,268
General and administrative	10,278	7,688	33,845	24,275
Stock-based compensation	3,962	3,872	12,107	11,350
Acquisition costs	-	-	-	(22)
Impairment on real estate properties	22,868	17,837	26,685	35,610
Impairment on direct financing leases	-	194,659	15	197,968
(Recovery) provision for uncollectible accounts	(2,000)	11,899	6,363	13,667
Total operating expenses	105,819	307,880	289,696	495,116

Income (loss) before other income and expense	116,033	(88,242)	372,236	192,063
Other income (expense)
Interest income and other – net	(1,214)	4	496	262
Interest expense	(47,764)	(47,383)	(143,857)	(140,509)
Interest – amortization of deferred financing costs	(2,238)	(2,228)	(6,723)	(7,273)
Interest – refinancing costs	-	-	-	(21,965)
Contractual settlement	-	-	-	10,412
Realized gain on foreign exchange	27	95	20	235
Total other expense	(51,189)	(49,512)	(150,064)	(158,838)

Income (loss) before (loss) gain on assets sold	64,844	(137,754)	222,172	33,225
(Loss) gain on assets sold – net	(5,361)	693	9,248	7,491
Income (loss) from continuing operations	59,483	(137,061)	231,420	40,716
Income tax expense	(804)	(999)	(2,185)	(2,690)
Income (loss) from unconsolidated joint venture	383	545	(254)	1,728
Net income (loss)	59,062	(137,515)	228,981	39,754
Net (income) loss attributable to noncontrolling interest	(2,456)	5,837	(9,619)	(1,735)
Net income (loss) available to common stockholders	$56,606	$(131,678)	$219,362	$38,019

Income per common share available to common stockholders:
Basic:
Net income (loss) available to common stockholders	$0.28	$(0.67)	$1.10	$0.19
Diluted:
Net income (loss)	$0.28	$(0.67)	$1.10	$0.19

Dividends declared per common share	$0.66	$0.64	$1.98	$1.89

Weighted-average shares outstanding, basic	200,910	197,890	199,773	197,445
Weighted-average shares outstanding, diluted	210,437	206,662	208,905	206,502

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net income (loss)	$59,062	$(137,515)	$228,981	$39,754
Add back loss (deduct gain) from real estate dispositions	5,361	(693)	(9,248)	(7,491)
Add back loss from real estate dispositions of unconsolidated joint venture	30	—	670	—
Sub-total	64,453	(138,208)	220,403	32,263
Elimination of non-cash items included in net income:
Depreciation and amortization	70,711	71,925	210,681	212,268
Depreciation - unconsolidated joint venture	1,381	1,657	4,504	4,973
Add back non-cash provision for impairments on real estate properties	22,868	17,837	26,685	35,610
Add back non-cash provision for impairments on real estate properties of unconsolidated joint venture	—	—	608	—
Funds from operations ("FFO")	$159,413	$(46,789)	$462,881	$285,114

Weighted-average common shares outstanding, basic	200,910	197,890	199,773	197,445
Restricted stock and PRSUs	812	—	382	271
Omega OP Units	8,715	8,772	8,750	8,786
Weighted-average common shares outstanding, diluted	210,437	206,662	208,905	206,502

Funds from operations available per share	$0.76	$(0.24)	$2.22	$1.38

Adjustments to calculate adjusted funds from operations:
Funds from operations	$159,413	$(46,789)	$462,881	$285,114
Deduct one-time revenue	—	—	—	(1,881)
Add back (deduct) unrealized loss (gain) on warrants	1,231	—	(371)	—
Deduct contractual settlement	—	—	—	(10,412)
Deduct acquisition costs	—	—	—	(22)
Add back one-time buy-out of purchase option	—	—	2,000	—
Add back impairment for direct financing leases	—	194,659	15	197,968
(Deduct) add back (recovery) provision for uncollectible accounts	(2,000)	11,899	6,363	13,667
Add back interest refinancing expense	—	—	—	23,539
Add back non-cash stock-based compensation expense	3,962	3,872	12,107	11,350
Adjusted funds from operations ("AFFO")	$162,606	$163,641	$482,995	$519,323

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,212	$2,200	$6,643	$7,861
Capitalized interest	(2,898)	(1,972)	(7,802)	(5,867)
Non-cash revenues	(17,897)	(13,314)	(53,709)	(49,399)
Funds available for distribution ("FAD")	$144,023	$150,555	$428,127	$471,918

Funds From Operations ("FFO"), Adjusted FFO and Funds Available for Distribution ("FAD") are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission's Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.
Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company's core portfolio as a REIT. The Company's computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.
The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses Adjusted FFO among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company's securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities for the period ended September 30, 2018:
	As of September 30, 2018			As of September 30, 2018
Balance Sheet Data	Total # of Properties	Total Investment ($000's)	% of Investment	# of Operating Properties (1)	# of Operating Beds (1)
Real Estate Investments	851	$7,700,636	90%	846	84,759
Direct Financing Leases	18	163,467	2%	18	1,753
Mortgage Notes Receivable	53	708,178	8%	53	5,764
	922	$8,572,281	100%	917	92,276
Assets Held For Sale	10	17,826
Total Investments	932	$8,590,107

Investment Data	Total # of Properties	Total Investment ($000's)	% of Investment	# of Operating Properties(1)	# of Operating Beds (1)	Investment per Bed ($000's)
Skilled Nursing Facilities/Transitional Care	795	$7,083,109	83%	793	84,520	$84
Senior Housing (2)	127	1,489,172	17%	124	7,756	$192
	922	$8,572,281	100%	917	92,276	$93
Assets Held For Sale	10	17,826
Total Investments	932	$8,590,107
(1) Excludes facilities which are non-operating, closed and/or not currently providing patient services. (2) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Nine Months Ended
	September 30, 2018		September 30, 2018
Rental Property	$192,276	87%	$579,075	88%
Direct Financing Leases	264	0%	1,374	0%
Mortgage Notes	18,396	8%	51,809	8%
Other Investment Income and Miscellaneous Income - net	10,916	5%	29,674	4%
	$221,852	100%	$661,932	100%

Revenue by Facility Type	Three Months Ended		Nine Months Ended
	September 30, 2018		September 30, 2018
Skilled Nursing Facilities/Transitional Care	$183,691	83%	$548,210	83%
Senior Housing	27,245	12%	84,048	13%
Other	10,916	5%	29,674	4%
	$221,852	100%	$661,932	100%

Rent/Interest Concentration by Operator ($000's)	# of Properties (1)	Total Annualized Contractual Rent/Interest (1)(2)	% of Total Annualized Contractual Rent/Interest
Ciena Healthcare	74	$94,277	11.9%
CommuniCare Health Services, Inc.	46	61,624	7.8%
Genesis Healthcare	50	57,327	7.2%
Signature Holdings II, LLC	58	50,556	6.4%
Saber Health Group	45	43,379	5.5%
Health & Hospital Corporation	44	35,469	4.5%
Maplewood Real Estate Holdings, LLC	14	31,367	4.0%
Guardian LTC Management Inc.	32	31,192	3.9%
Daybreak Venture, LLC.	57	30,017	3.8%
Diversicare Healthcare Services	35	28,959	3.7%
Remaining Operators (3)	427	328,167	41.3%
	882	$792,334	100.0%

(1) Excludes facilities which are non-operating, closed and/or not currently providing patient services.
(2) 3Q 2018 contractual rent/interest annualized; includes mezzanine and term loan interest.
(3) Excludes 20 Orianna facilities, 14 Preferred Care facilities and one Safe Haven facility due to their bankruptcy status: all facilities of these three operators are expected to be transitioned or sold.

Geographic Concentration by Investment ($000's)	Total # of Properties (1)	Total Investment (1)	% of Total Investment
Texas	116	$825,921	9.7%
Florida	93	822,624	9.6%
Michigan	53	686,212	8.0%
Ohio	60	629,884	7.3%
Indiana	65	582,802	6.8%
California	54	497,588	5.8%
Pennsylvania	43	464,270	5.4%
Tennessee	35	284,102	3.3%
Virginia	18	280,718	3.3%
North Carolina	32	274,264	3.2%
Remaining 31 states (2)	298	2,821,299	32.9%
	867	8,169,684	95.3%
United Kingdom	55	402,597	4.7%
	922	$8,572,281	100.0%
(1) Excludes 10 properties with total investment of $17.8 million classified as assets held for sale. (2) Includes New York City 2nd Avenue development project.

Rent and Loan Maturities ($000's)		As of September 30, 2018
Operating Lease Expirations & Loan Maturities	Year	2018 Lease Rent	2018 Interest	2018 Lease and Interest Rent	%
2018		$-	$-	$-	0.0%
2019		734	1,442	2,176	0.3%
2020		5,397	3,444	8,841	1.1%
2021		6,241	140	6,381	0.8%
2022		37,336	-	37,336	4.7%
2023		19,047	-	19,047	2.4%

Notes: Based on annualized 3rd quarter 2018 contractual rent and interest.
Excludes Safe Haven contractual revenue of approximately $1.4 million expiring in 2019 due to its bankruptcy status.
Orianna revenue of approximately $26.1 million does not contractually expire until 2026 or later and therefore is also excluded due to their bankruptcy status.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators as of June 30, 2018:

Operator Revenue Mix (1)	As of June 30, 2018
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended June 30, 2018	52.7%	34.8%	12.5%
Three-months ended March 31, 2018	51.3%	36.4%	12.3%
Three-months ended December 31, 2017	52.9%	34.6%	12.5%
Three-months ended September 30, 2017	52.9%	34.7%	12.4%
Three-months ended June 30, 2017	51.9%	35.9%	12.2%

(1) Excludes all facilities considered non-core.

Operator Census and Coverage (1)		Coverage Data
	Occupancy (2)	Before Management Fees		After Management Fees

Twelve-months ended June 30, 2018	82.5%	1.70	x	1.34	x
Twelve-months ended March 31, 2018	82.4%	1.69	x	1.33	x
Twelve-months ended December 31, 2017	82.3%	1.71	x	1.34	x
Twelve-months ended September 30, 2017	82.2%	1.72	x	1.35	x
Twelve-months ended June 30, 2017	82.4%	1.71	x	1.34	x

(1) Excludes all facilities considered non-core. (2) Based on available (operating) beds.

The following table presents a debt maturity schedule as of September 30, 2018:

Debt Maturities ($000's)	Unsecured Debt
Year	Line of Credit and Term Loans (1)	Senior Notes/Other (2)	Sub Notes (3)	Total Debt Maturities
2018	$-	$-	$-	$-
2019	-	-	-	-
2020	-	-	-	-
2021	360,000	-	20,000	380,000
2022	905,410	-	-	905,410
2023	-	700,000	-	700,000
Thereafter	-	2,650,000	-	2,650,000
	$1,265,410	$3,350,000	$20,000	$4,635,410

(1) The $360 million Line of Credit borrowings excludes $4.4 million net deferred financing costs and can be extended into 2022. The $905 million is comprised of a: $425 million US Dollar term loan, £100 million term loan (equivalent to $130 million in US dollars), $100 million term loan to Omega's operating partnership and $250 million term loan (excludes $4.6 million net deferred financing costs related to the term loans).
(2) Excludes net discounts and deferred financing costs.
(3) Excludes $0.3 million of fair market valuation adjustments.

The following table presents investment activity for the three and nine month periods ended September 30, 2018:

Investment Activity ($000's)	Three Months Ended		Nine Months Ended
	September 30, 2018		September 30, 2018
Funding by Investment Type	$ Amount	%	$ Amount	%
Real Property	$-	0.0%	$52,497	14.0%
Construction-in-Progress	32,443	18.5%	90,671	24.3%
Capital Expenditures	11,206	6.4%	45,035	12.1%
Investment in Direct Financing Leases	-	0.0%	15	0.0%
Mortgages	-	0.0%	44,200	11.8%
Other	131,300	75.1%	141,300	37.8%
Total	$174,949	100.0%	$373,718	100.0%